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                                                                 EXHIBIT (a)(14)


           [Form of E-mail Communication Regarding Extension of Offer]


            EXTENSION OF OPTION EXCHANGE PROGRAM TO OCTOBER 1, 2001

TO: All Wolverine Employees, Officers and Directors Eligible to Participate in the Option Exchange Program

FROM:    Chip Manning

DATE:    September 19, 2001

RE:      Extension of Option Exchange Program to October 1, 2001

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         The Company has decided to extend the option exchange program by ten days. THE OFFER WILL NOW EXPIRE AT 5:00 P.M. CENTRAL TIME ON MONDAY, OCTOBER 1, 2001. The Company expects to accept and cancel all options properly elected for exchange on Tuesday, October 2, 2001, which means that replacement options will now be granted on Thursday, April 11, 2002.

         If you have not already submitted an Election Form, YOU MUST DO SO BEFORE 5:00 P.M. CENTRAL TIME ON MONDAY, OCTOBER 1, 2001 to participate in the option exchange program. Similarly, if you wish to submit a Notice of Change of Election, you must do so before this new expiration date.

         If you have any questions about this extension, please contact Thomas Johnson at (256) 580-3969 or johnsont@wlv.com.